EXHIBIT 10.29
                                September 12, 1996

Mr. Jack B. Corey
P.O. Box 525
Pinehurst, Texas 77362

Dear Jack:

        I am writing on behalf of Allstar Systems, Inc. (the "Company"), Allstar Equities, Inc., and myself, individually. As you know, the Company is undertaking an initial public offering of its common stock (the "Offering") and has filed a registration statement covering the Offering (the Registration Statement") with the Securities and Exchange Commission ("the SEC"). The Offering is proposed to be underwritten on a firm commitment basis by a syndicate of underwriters of which Rauscher Pierce Refsnes, Inc. and Sutro & Co. Incorporated will act as the representatives of the several underwriters (collectively, the "Underwriters"). It is also anticipated that the Offering will include the sale by you of all shares of Allstar's common stock owned by you. Enclosed with this letter is a copy of the Registration Statement filed by the Company on August 8, 1996. The purpose of this letter agreement is to commemorate the various agreements between you, Jakascki Corporation, Allstar Equities, Inc., the Company, and James H. Long relating to the Offering and the sale of your shares of the Company's common stock in the Offering.
Those agreements are set forth below.

        1. The Company will endeavor to include in the Offering, and you agree to sell, all shares of the Company's common stock owned by you at the same price received by the Company in the Offering for the shares sold by it. All costs of the Offering will be borne by the Company except the underwriting discounts, fees and other compensation of the Underwriters which will be borne by you and the Company in proportion to the number of shares sold by you and the Company in the Offering. Any other expenses incurred by you in connection with the Offering, including your legal counsel, will be paid by you. Upon pricing of the Offering with the Underwriters, the Company and you will enter into an underwriting agreement with the Underwriters containing usual terms, conditions, representations and indemnities. The form of Underwriting Agreement proposed by the Underwriters is enclosed. The Underwriters will also require that you enter into a Custody Agreement and a Power of Attorney to insure delivery of your shares at closing and you hereby agree to do so. This is a typical selling shareholder arrangement. Copies of the proposed Custody Agreement and Power of Attorney are enclosed.

        2. You agree to cooperate with the Company, its legal counsel and its independent auditors and the Underwriters in connection with their preparation of the Registration Statement and their related "due diligence" inquiries. They will, for example, need your assistance in assuring that business arrangements between you and the Company are correctly described and in preparing and executing curative minutes for the Company. The Underwriters and the Company's securities counsel will need for you to complete a questionnaire for their due diligence purposes, a copy of which is enclosed. Please complete and return the questionnaire as soon as possible to the Company's securities counsel, Porter & Hedges, L.L.P., 700 Louisiana, 35th Floor, Houston, Texas 77002, Attention: Nick
D. Nicholas, (713) 226-0637.

        3. To facilitate the Offering, it is hereby agreed that certain contracts will be terminated or modified. Upon closing of the Offering (the "Closing"), the following agreements, and all rights arising out of or in connection with the agreements, will be terminated: (i) the Stock Purchase Agreement executed March 22, 1994 (the "Stock Purchase Agreement"); (ii) the Shareholders Agreement executed August 2, 1996 (the "Shareholders Agreement");
(iii) the Insurance Proceeds Agreement dated August 2, 1996; and (iv) the Consulting Agreement executed August 2, 1996 (the "Consulting Agreement"). The next payment that would otherwise be due following the Closing under the Consulting Agreement will be prorated through the Closing. Upon the Closing, the Guaranty to Lease between Jakascki Corporation and Allstar Equities, Inc. dated August 2, 1996 (the "Lease Guaranty"), will be automatically modified to exclude the Company as a guarantor. Additionally, the Indemnity Agreement entered into by Allstar Equities, Inc., the Company and James H. Long dated August 2, 1996 (the "Indemnity Agreement"), will be automatically modified upon the Closing to exclude the Company as an indemnitor.

        4. You also agree to waive any right to prior notice of the proposed Offering to which you would otherwise be entitled, including rights to notice of, and to participate in, the Offering that may arise under the Stock Purchase Agreement and the Shareholders Agreement. Any preemptive rights or rights of first refusal you may have with respect to purchases and sales of the Company's common stock are also hereby waived by you, including without limitation, any such rights in connection with respect to shares to be issued in the Offering.

        5. To enable you to sell all your shares of the Company's common stock in the Offering, the Company and James H. Long will need to waive certain contractual provisions that otherwise would limit the amount of net proceeds to be receivable by you from the sale of shares by you in the Offering. Accordingly, for purposes of the Offering, (i) the Company hereby waives the limitations set forth in paragraph 2(b) of the Stock Purchase Agreement, and
(ii) James H. Long hereby waives the limitations set forth in paragraph 2(b) of the Shareholders Agreement.

        6. You and Jakascki Corporation agree that as of the Closing any liabilities or obligations of the Company, Allstar Equities, Inc., or James H. Long arising under or in connection with the following agreements and instruments, whether now existing or hereafter arising, will be automatically waived and released: (i) the Lease Guaranty; (ii) the Indemnity Agreement; (iii) the now superseded Lease Agreement dated June 26, 1991, between Jakascki Corporation and Allstar Equities, Inc.; (iv) the now superseded Guaranty to Lease dated June 26, 1991, between the Company, Jakascki Corporation, Allstar Equities, Inc., and James H. Long; (v) the now superseded Agreement Among Shareholders effective as of December 31, 1993, between you and James H. Long; and (vi) the now superseded Sublease between Allstar Equities, Inc. and the Company dated August 1, 1991.

        7. On August 2, 1996, Jakascki Corporation executed an Unsecured Promissory Note in the principal amount of $150,000 naming the Company as payee which included an attached Guaranty by you (collectively, the "Erroneous Note"). All parties have agreed, however, that the Company was mistakenly named as the payee of the Erroneous Note, and the correct payee is Allstar Equities, Inc. Therefore, in order to correct the mistake, it is hereby agreed that Jakascki Corporation shall within five days execute and deliver to the Company a corrected form of Unsecured Promissory Note and related Guaranty of Jack B. Corey copies of which are enclosed (collectively, the "Corrected Note"). The Company hereby agrees to return the Erroneous Note to Jakascki Corporation marked "void" upon received of the properly executed Corrected Note. Prior to the execution of this letter, certain parties to this letter have entered into various instruments and agreement that referred to the Erroneous Note. Those instruments and documents (including, without limitation, that certain Lease Agreement between Jakascki Corporation and Allstar Equities, Inc.) are hereby amended by substituting references to the Corrected Note for all references to the Erroneous Note.

        8. As previously discussed, you confirm and agree that you do not wish to become a director of the Company as contemplated by paragraph 7 of the Shareholders Agreement. Accordingly, you hereby agree to waive the provisions of paragraph 7(a) of the Shareholders Agreement until through the first to occur of the completion of the Offering or its abandonment. You also agree to waive the provisions of paragraph 7(b) of the Shareholders Agreement insofar as it would apply to restrict the activities of James H. Long necessary or appropriate to prepare for and complete the Offering.

        9. As a preliminary step to the Offering, we plan to reincorporate the Company under the laws of the State of Delaware, as described in the Registration Statement under the captions "Business--History and Reincorporation" and "Description of Capital Stock." The Company's legal counsel will prepare the reincorporation documents which will be filed prior to the effective date of the Registration Statement. Drafts of the reincorporation documents are enclosed. As a shareholder of the Company, you agree to execute a unanimous consent of shareholders necessary to authorize the reincorporation. All agreements and references in this agreement pertaining to the Company (which is presently a Texas corporation) shall also be binding upon and inure to the benefit of the Delaware corporation into which the Company will be merged to complete the reincorporation.

        If the foregoing correctly sets forth our agreements, please sign and return to me the enclosed copy of this letter.

                                            Very truly yours,

                                            ALLSTAR SYSTEMS, INC.

                                            By:
                                                  James H. Long, President

                                            ALLSTAR EQUITIES, INC.

                                            By:
                                                  James H. Long, President


                                                  James H. Long, Individually

AGREED TO THIS _____ DAY
OF SEPTEMBER, 1996

- -------------------------
Jack B. Corey, Individually

AGREED TO THIS _____ DAY
OF SEPTEMBER, 1996

JAKASCKI CORPORATION

By:_______________________
      Jack B. Corey, President